                                                FILED PURSUANT TO RULE 424(B)(5)
                                                      REGISTRATION NO. 333-07261

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+   THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION AND AMENDMENT.   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION DATED JULY 28, 1997

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 12, 1996

                                  $250,000,000

                          MIRAGE RESORTS, INCORPORATED
                    $150,000,000    % Notes Due       , 2007
                 $100,000,000    % Debentures Due       , 2017

                        Interest Payable       and

                                   --------

The $150,000,000 principal amount of % Notes  Due      , 2007 (the "Notes") and
the  $100,000,000  principal  amount of   %  Debentures Due       ,  2017  (the
 "Debentures" and, together with the Notes, the "Securities") are being offered by Mirage Resorts, Incorporated (the "Company"). Interest on the
  Securities is payable semiannually  on each          and        , beginning
         , 1998. The  Notes will mature  on       ,  2007 and  the Debentures
   will mature on        , 2017. The Securities  are redeemable, in whole or
   in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Securities or (ii) as determined by a Quotation Agent (as defined herein), the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months)  at the Adjusted Treasury Rate (as defined herein),  plus, in each case, accrued interest thereon
                          to the date of redemption.

The  Notes and the Debentures  each will be represented  by one or more  Global
 Securities (as defined  herein) registered in the name of the  nominee of The
  Depository Trust  Company (the  "Depositary"). Except as  described herein,
   Securities in  definitive form  will not  be issued. See  "Description of Securities."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIESAND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NEITHER  THE NEVADA GAMING COMMISSION,  THE NEVADA STATE GAMING CONTROL  BOARD,
 THE  MISSISSIPPI GAMING COMMISSION, THE NEW JERSEY CASINO CONTROL  COMMISSION
  NOR  ANY OTHER GAMING REGULATORY AUTHORITY HAS PASSED UPON THE  ADEQUACY OR
   ACCURACY  OF THIS  PROSPECTUS SUPPLEMENT  OR THE PROSPECTUS  TO WHICH  IT
    RELATES OR THE INVESTMENT  MERITS OF THE SECURITIES OFFERED HEREBY. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                                     Underwriting
                                           Price to  Discounts and  Proceeds to
                                           Public(1)  Commissions  Company(1)(2)
                                           --------- ------------- -------------
Per Note..................................        %          %              %
Per Debenture.............................        %          %              %
Total..................................... $           $             $

(1) Plus accrued interest, if any, from       , 1997.
(2) Before deduction of expenses payable by the Company estimated at $   .

  The Securities are offered by the Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Securities in book-entry form will be made through the facilities of the
Depositary on or about         , 1997, against payment in immediately available
funds.

CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                                                    BANCAMERICA SECURITIES, INC.

                    Prospectus Supplement dated      , 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  THE COMPANY

  Mirage Resorts, Incorporated (the "Company") owns and operates some of the most successful, well-known casino-based entertainment resorts in the world. These resorts include (i) The Mirage, a hotel-casino and destination resort on the Las Vegas Strip, (ii) Treasure Island at The Mirage ("Treasure Island"), a hotel-casino and destination resort adjacent to The Mirage, (iii) the Golden Nugget, a hotel-casino in downtown Las Vegas, and (iv) the Golden Nugget-Laughlin, a hotel-casino in Laughlin, Nevada. The Company also owns a 50% interest in a joint venture which owns and operates the Monte Carlo Resort & Casino ("Monte Carlo"), a hotel-casino resort on the Las Vegas Strip which opened on June 21, 1996. The Company is currently constructing Bellagio, an elegant hotel-casino and destination resort on the Las Vegas Strip, and Beau Rivage, a luxurious hotel-casino and beachfront resort in Biloxi, Mississippi. When these properties are opened, the total number of hotel rooms at the Company's wholly owned properties will increase by approximately 59% and total casino square footage at such facilities will increase by approximately 95%. The Company is also planning to construct at least one major casino-based resort in Atlantic City, New Jersey.

  The Company's philosophy is to build innovative, high-quality destination resorts in each of its markets and to maintain these properties in first-class condition. The Company also believes that its progressive human resource policies have resulted in superior customer service and low staff turnover. This philosophy has produced high levels of profitability at each of its major resorts and worldwide recognition. Recently, for the second consecutive year, the Company was ranked in the top 10 in Fortune magazine's annual survey of the most admired companies in America.

  Unless the context otherwise requires, references to the Company include the Company and its wholly owned subsidiaries, through which its operations are conducted.

THE MIRAGE

  The Mirage is a luxurious, tropically themed destination resort located on approximately 120 acres shared with Treasure Island near the center of the Las Vegas Strip. The exterior of the resort is landscaped with palm trees, abundant foliage and more than four acres of lagoons and other water features centered around a 54-foot simulated volcano and waterfall. Each evening, the volcano erupts at regular intervals, spectacularly illuminating the front of the resort. Inside the front entrance is an atrium with a tropical garden and additional water features capped by a 100-foot-high glass dome. The atrium has an advanced environmental control system and creative lighting and other special effects designed to replicate the sights, sounds and fragrances of the South Seas. Located at the rear of the hotel, adjacent to the swimming pool area, is a dolphin habitat with eight Atlantic bottlenose dolphins, and The Secret Garden of Siegfried & Roy, an exhibit that allows guests to view the beautiful exotic animals of Siegfried & Roy, the world-famous illusionists who perform at The Mirage.

TREASURE ISLAND

  Treasure Island is a pirate-themed hotel-casino resort. The front of Treasure Island, facing the Las Vegas Strip, is an elaborate pirate village in which full-scale replicas of a pirate ship and a British frigate regularly engage in a pyrotechnic and special effects sea battle, culminating with the sinking of the frigate. The showroom at Treasure Island features Mystere, a unique choreographic mix of magic, special effects and feats of human prowess produced and performed by the world-famous Cirque du Soleil.

GOLDEN NUGGET

  The Golden Nugget, together with its parking facilities, occupies approximately two and one-half square blocks in downtown Las Vegas, approximately five miles from The Mirage and Treasure Island. The Golden Nugget has received the Mobil Travel Guide's Four Star Award and the AAA Four Diamond Award for 13 and

20 consecutive years, respectively. The Golden Nugget is the generally acknowledged leader in the downtown Las Vegas market and has benefited from the "Fremont Street Experience," a $70 million entertainment attraction that opened adjacent to the Golden Nugget in December 1995.

GOLDEN NUGGET-LAUGHLIN

  The Golden Nugget-Laughlin, a hotel-casino in Laughlin, Nevada, approximately 90 miles south of Las Vegas, is located on approximately 13 acres with 600 feet of Colorado River frontage near the center of Laughlin's tourist strip. The Golden Nugget-Laughlin features a 32,000-square foot casino offering 18 table games and approximately 1,190 slots, 300 hotel rooms (including four suites), three restaurants, three bars, an entertainment lounge, a deli, an ice cream parlor and sweets shop, a gift and retail shop and a parking garage with space for approximately 1,585 vehicles.

MONTE CARLO (50%-OWNED)

  The Company is a 50% partner with Circus Circus Enterprises, Inc. ("Circus") in Victoria Partners, a joint venture that owns and operates Monte Carlo. The resort is situated on 48 acres adjacent to the Bellagio site. Monte Carlo has a palatial style reminiscent of the Belle Epoque, the French Victorian architecture of the late 19th century. Monte Carlo has amenities such as a microbrewery featuring live entertainment, a health spa, a beauty salon, a 1,200-seat theater featuring the world-renowned magician Lance Burton, a large pool area and lighted tennis courts. Monte Carlo will be connected to Bellagio by a monorail.

CURRENT EXPANSION PROJECTS

  BELLAGIO

  The Company is constructing Bellagio on approximately 118 acres on the Las Vegas Strip between Flamingo Road and Tropicana Avenue. Bellagio is the Company's most ambitious destination resort to date. This elegant European-style resort will overlook a lake inspired by Lake Como in Northern Italy. Several times each day the lake's fountains will come alive in a choreographed ballet of water, music and lights. Bellagio will feature a wide variety of casual and gourmet restaurants in both indoor and outdoor settings, upscale retail boutiques and extensive meeting, convention and banquet space. Cirque du Soleil is producing an all-new production to be performed in a specially designed showroom. The resort will be lushly landscaped with classical gardens and European fountains and pools. Bellagio is currently expected to cost approximately $1.5 billion (including land, capitalized interest and preopening costs) and is scheduled to open in the third quarter of 1998. Additionally, as of June 30, 1997, the Company had acquired approximately $110 million of fine art for display and resale at Bellagio.

  BEAU RIVAGE

  In July 1996, the Company began construction of Beau Rivage, a luxurious beachfront resort in Biloxi, Mississippi. Beau Rivage will be situated on a 21-acre site where Interstate 110 meets the Gulf Coast. Beau Rivage is scheduled for completion in the fourth quarter of 1998 at an estimated total cost (including land, capitalized interest and preopening costs) of approximately $550 million. The Company has also acquired approximately 508 acres of land in the Biloxi area and is contemplating the development of a world-class 18-hole golf course.

  As with any major construction project, the Bellagio and Beau Rivage projects involve many risks, including shortages of materials and labor, work stoppages, labor disputes, weather interference, unforeseen engineering, environmental or geological problems and unanticipated cost increases, any of which could give rise to delays or cost overruns. Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits, allocations or authorizations from regulatory authorities could increase the cost or delay the construction or opening of the facilities or otherwise affect their design and features. It is possible that the existing budget and construction plans for either project may be changed for competitive or other reasons. Accordingly, there can be no assurance that either project will be completed within the time periods or budgets which are currently contemplated.

  The following table sets forth certain data, as of June 30, 1997, regarding the Company's major resorts and certain estimates regarding the Company's two projects under construction.

                                           BEAU          THE           TREASURE       GOLDEN      MONTE
                          BELLAGIO(A)    RIVAGE(A)      MIRAGE          ISLAND        NUGGET     CARLO(B)
                         ------------- ------------- ------------    ------------    --------- ------------
Project cost............  $1.5 billion  $550 million $835 million(c) $470 million          (d) $350 million
Opening date............ 3rd Qtr. 1998 4th Qtr. 1998    Nov. 1989       Oct. 1993    Aug. 1946    June 1996
Total building square
 footage................     4,289,000     2,222,000    3,072,000       2,374,000    1,465,000    2,520,000
Casino
 Square footage
  (including corridors).       156,000        80,000       95,900          82,000       38,000       90,000
 Number of gaming
  tables................           173            73          119              83           64           95
 Number of slots........         2,746         2,200        2,181           1,900(e)     1,305        2,200
Hotel
 Number of guest rooms
  (including suites and
  villas)...............         3,005         1,780        3,044           2,891        1,907        3,002
 Square footage of
  interior meeting
  space.................        94,600        30,000      100,000          16,000       24,000       15,000
Restaurants
 Number of outlets......            16            12           11               9            6            7
 Number of seats........         2,706         1,640        2,300           1,530        1,006        2,120
Retail
 Square footage.........        81,000        25,500       22,035          14,200        4,350       11,300
Showroom
 Number of seats........         1,800         1,550        1,503           1,525          410        1,200

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(a) Estimates regarding Bellagio and Beau Rivage are subject to change. The estimated Bellagio project cost does not include approximately $110 million of fine art purchased for display and resale at Bellagio.

(b) Monte Carlo is 50%-owned by the Company.

(c) Includes capital improvements subsequent to opening.

(d) Not meaningful for comparative purposes.

(e) Does not include approximately 250 machines temporarily out of service as a result of construction underway on several improvements to the resort.

FUTURE EXPANSION

  ATLANTIC CITY

  The Company and the City of Atlantic City have entered into a redevelopment agreement providing for the City to convey 150 acres located in the Marina area of Atlantic City to the Company in exchange for the Company agreeing to develop a casino-based destination resort on the site and undertaking certain other obligations. Closing under the agreement requires the satisfaction of a number of conditions. One such condition is the construction of certain major road improvements designed to improve access to the Marina area. The Company has entered into a road development agreement with the New Jersey Department of Transportation and the South Jersey Transportation Authority with respect to the construction and joint funding of the road improvements, although details of the funding have not been finalized. Selection of a contractor to design and build the road improvements is being determined by public bidding. On July 8, 1997, bids were submitted and the apparent low bid was within the budget provided in the road development agreement. On May 2, 1997, the Company filed applications for various permits necessary for development of a 2,000-room hotel-casino that would occupy a portion of the 150-acre site.

  The required permits for the hotel-casino and the road improvement project have not yet been received. The Company also has not yet submitted its plans for the hotel-casino to potential contractors. Furthermore, an existing Atlantic City hotel-casino operator and others have filed various lawsuits which seek to prevent construction of the road improvements and closing under the redevelopment agreement, thereby preventing the Company from developing a hotel-casino on the Marina site. As a result of the foregoing factors, there can be no assurance as to the timing, cost or certainty of construction by the Company in Atlantic City.

  The Company has entered into an agreement with Boyd Gaming Corporation for the development of a jointly owned hotel-casino resort containing a minimum of 1,000 guest rooms on the Marina site. The Company has also entered into a separate agreement with Circus pursuant to which Circus would acquire a portion of the Marina site and construct its own 2,000-room hotel-casino resort. Each of these additional resorts would be in an architectural format that conforms to a master plan created by the Company. Closing under each agreement is subject to various conditions and there can be no assurance that such conditions will be satisfied.

  OTHER

  The Company regularly evaluates potential expansion and acquisition opportunities in both the domestic and international markets. Such opportunities may include the ownership, management and operation of gaming and other entertainment facilities in states other than Nevada or outside of the United States, either alone or with joint venture partners. Currently, the Company is considering whether to submit a response (which is due August 1, 1997) to a request for proposals to develop a casino in Detroit, Michigan. Development and operation of any gaming facility in a new jurisdiction are subject to numerous contingencies, several of which are outside of the Company's control and may include the enactment of appropriate gaming legislation, the issuance of requisite permits, licenses and approvals, the availability of appropriate financing and the satisfaction of other conditions. There can be no assurance that the Company will elect or be able to consummate any such acquisition or expansion opportunity.

                               GAMING REGULATION

  The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The States of Nevada, where the Company's licensed gaming operations are currently conducted, and Mississippi, where the Company and its subsidiary which is constructing and will operate Beau Rivage are licensed, and other states, where the Company may conduct gaming operations in the future (including New Jersey), as well as the applicable local authorities in such states, require various licenses, findings of suitability, registrations, permits and approvals (individually, a "Gaming License" and collectively, "Gaming Licenses") to be held by the Company and its subsidiaries and joint ventures that are engaged in gaming operations. The Nevada Gaming Commission, as well as the Mississippi Gaming Commission and the New Jersey Casino Control Commission (individually, a "Gaming Authority" and collectively, the "Gaming Authorities"), may, among other things, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interest of any of the Company's licensed Nevada or Mississippi operations or any operations subsequently conducted in New Jersey, for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against the Company, such subsidiaries and joint ventures and the persons involved. The suspension or revocation of any of the Company's Gaming Licenses or levy on the Company of substantial fines or forfeiture of assets could have a material adverse effect on the business of the Company.

  To date, the Company has obtained all Gaming Licenses necessary for the operation of its existing gaming activities. However, Gaming Licenses and related approvals are deemed to be privileges under Nevada and Mississippi as well as New Jersey law, and no assurance can be given that any new Gaming License that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

  The Nevada Gaming Commission may, in its discretion, require the holder or beneficial owner of any debt security, such as the Securities, issued by the Company to file applications, be investigated and be found suitable to own such debt security if the Nevada Gaming Commission has reason to believe that such holder's or beneficial owner's acquisition of such debt security would be inconsistent with the declared policy of the State of Nevada. If the Nevada Gaming Commission determines that a person is unsuitable to own such debt security, then pursuant to the Nevada Gaming Control Act, the Company can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it: (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange or similar transaction. The Mississippi Gaming Commission has similar jurisdiction over the holders and beneficial owners of debt securities issued by the Company and may also require their investigation and approval, and the New Jersey Casino Control Commission will have such jurisdiction and authority if the Company is subsequently licensed to conduct gaming operations in that state.

  Under Nevada and Mississippi law, the Company may not make a public offering of its securities without prior approval of the applicable Gaming Authorities if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes or for similar transactions. On May 22, 1997, the Nevada Gaming Commission granted the Company prior approval to make public offerings for a period of two years, subject to certain conditions (the "Shelf Approval"). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada State Gaming Control Board and must be renewed biannually. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Gaming Commission or the Nevada State Gaming Control Board as to the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The public offering of the Securities will be made pursuant to the Shelf Approval. The Company received a similar one-year waiver of approval requirements from the Mississippi Gaming Commission on May 29, 1997.

  Consistent with the foregoing, the Indenture governing the Securities will provide that each holder and beneficial owner thereof, by accepting any of the Securities, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any of its subsidiaries conducts or proposes to conduct gaming requires that a person who is a holder or beneficial owner must be licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner shall apply for a license, qualification or finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is not found suitable (in each case, a "failure of compliance"), the Company shall have the right, at its option, (i) to require such person to dispose of its Securities or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by such Gaming Authority or (ii) to redeem such Securities at a redemption price equal to the lesser of (A) such person's cost or (B) 100% of the principal amount thereof, plus, in either case, accrued and unpaid interest to the earlier of the redemption date or the date of the failure of compliance, which may be less than 30 days following the notice of redemption if so requested or prescribed by the Gaming Authority. The Company shall notify the Trustee under the Indenture of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such holder or beneficial owner may incur in connection with its application for a license, qualification or finding of suitability.

  For additional information regarding the regulation of the Company's gaming operations, see the discussion under the caption "Regulation and Licensing" in
Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, incorporated by reference in the accompanying Prospectus.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the
Securities, estimated at $   million, are expected to be used to repay
borrowings under the Company's revolving bank credit facility and commercial paper program and for other general corporate purposes, which may include the development and construction of Bellagio and Beau Rivage as well as any new hotel, casino and resort facilities developed in Atlantic City. As of June 30, 1997, the Company had outstanding indebtedness under its revolving bank credit facility of $265.0 million, bearing interest at a weighted average rate of approximately 6.1% per annum, and had outstanding indebtedness under its commercial paper program of $83.9 million, bearing interest at a weighted average rate of 5.9% per annum. The amounts outstanding under the revolving bank credit facility and the commercial paper program are short-term with various maturities. The indebtedness outstanding under the revolving bank credit facility and the commercial paper program was incurred principally in connection with the Company's projects described in this Prospectus Supplement under the caption "The Company--Current Expansion Projects" and the refinancing of previously incurred indebtedness.

  Pending utilization of the net proceeds as set forth above, such proceeds may be invested in government securities, short-term commercial paper or repurchase agreements, certificates of deposit, corporate obligations or other marketable securities.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company at March 31, 1997, and as adjusted at such date to give effect to the sale of the Securities offered hereby. This table does not give effect to the expected use of proceeds of this offering to repay outstanding indebtedness. See "Use of Proceeds."

                                                          AT MARCH 31, 1997
                                                        ----------------------
                                                                        AS
                                                          ACTUAL     ADJUSTED
                                                        ----------  ----------
                                                           (IN THOUSANDS)
Long-term debt (excluding current maturities)
  Collateralized
    Zero Coupon First Mortgage Notes Due March 15,
     1998(a)........................................... $  119,908  $  119,908
    Notes with interest rates of 7% and 8.689%,
     maturing in 1999 and 2003.........................        739         739
                                                        ----------  ----------
      Total collateralized.............................    120,647     120,647
                                                        ----------  ----------
  Uncollateralized
    9 1/4% Senior Subordinated Notes Due March 15,
     2003..............................................    100,000     100,000
    Revolving bank credit facility, maturing in March
     2002(b)...........................................        --          --
    Commercial paper notes(b)(c).......................     99,317      99,317
    7.25% Notes Due October 15, 2006(d)................    249,683     249,683
     % Notes Due     , 2007............................        --      150,000
     % Debentures Due     , 2017.......................        --      100,000
    Notes with interest rates of 9% and 12%, maturing
     in 2001 and 2007..................................      1,021       1,021
                                                        ----------  ----------
      Total uncollateralized...........................    450,021     700,021
                                                        ----------  ----------
        Total long-term debt...........................    570,668     820,668
                                                        ----------  ----------
Stockholders' equity
  Common stock, par value $0.004: authorized
   1,125,000,000 shares; issued 235,147,650 shares;
   outstanding 178,631,209 shares......................        940         940
  Additional paid-in capital...........................    727,607     727,607
  Retained earnings....................................    910,679     910,679
  Treasury stock, at cost: 56,516,441 shares...........   (290,769)   (290,769)
                                                        ----------  ----------
      Total stockholders' equity.......................  1,348,457   1,348,457
                                                        ----------  ----------
        Total capitalization........................... $1,919,125  $2,169,125
                                                        ==========  ==========

--------
(a) Net of unamortized original issue discount of approximately $13.1 million. The notes are classified as long-term debt because the Company intends to refinance the obligations on a long-term basis and has availability under its revolving bank credit facility that would permit it to do so.

(b) The revolving bank credit facility permits outstanding borrowings by the Company under such facility and under the Company's commercial paper program of up to an aggregate of $1.75 billion. Outstanding bank facility and commercial paper borrowings at June 30, 1997 totaled $348.9 million. See "Use of Proceeds."

(c) On July 24, 1997, the size of the Company's commercial paper program was increased from $350.0 million to $500.0 million.

(d) Net of unamortized original issue discount of $317,000.

                            SELECTED FINANCIAL DATA

  The selected consolidated financial information of the Company presented in the table below for each of the five years ended December 31, and the balance sheet data as of the end of such year, has been derived from audited consolidated financial statements included in the documents incorporated by reference in the accompanying Prospectus. The selected consolidated financial information of the Company presented in the table below as of and for the three months ended March 31, 1996 and 1997 is unaudited; however, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods have been included. The results of operations for the three months ended
March 31, 1997 may not be indicative of results of operations to be expected for the full year. The table should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Condensed Consolidated Financial Statements and notes thereto included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 incorporated by reference in the accompanying Prospectus.

                                                                                       THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                            MARCH 31,
                          ----------------------------------------------------------  ----------------------
                             1992      1993(A)       1994        1995      1996(B)       1996      1997(B)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                        (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
OPERATING RESULTS
 Gross revenues.........  $  920,576  $1,053,413  $1,370,941  $1,453,716  $1,496,357  $  408,668  $  394,399
 Promotional allowances.     (87,552)   (100,111)   (116,764)   (122,972)   (128,813)    (34,460)    (32,360)
 Net revenues...........     833,024     953,302   1,254,177   1,330,744   1,367,544     374,208     362,039
 Operating income.......     125,775     131,728     237,839     284,087     312,670      98,124      90,737
 Income before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle (c).........      36,945      48,069     124,739     169,948     206,045      64,587      56,689
 Net income.............      28,419      29,232     114,324     163,163     206,045      64,587      54,464
 Income per share before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle (c).........  $     0.26  $     0.29  $     0.66  $     0.88  $     1.06  $     0.33  $     0.30
 Net income per share...  $     0.20  $     0.18  $     0.60  $     0.85  $     1.06  $     0.33  $     0.29
PRO FORMA EARNINGS PER
 SHARE (d)
 Income per share before
  extraordinary items
 Undiluted..............  $     0.28  $     0.31  $     0.69  $     0.93  $     1.13  $     0.35  $     0.32
 Diluted................  $     0.26  $     0.29  $     0.66  $     0.88  $     1.05  $     0.33  $     0.30
 Net income per share
 Undiluted..............  $     0.22  $     0.19  $     0.63  $     0.89  $     1.13  $     0.35  $     0.31
 Diluted................  $     0.20  $     0.18  $     0.60  $     0.85  $     1.05  $     0.33  $     0.28
OTHER DATA
 Interest expense.......  $   99,246  $   63,465  $   44,215  $   23,183  $    6,825  $    2,696  $    3,161
 Cash provided by
  operating activities..      84,565     180,825     286,761     325,286     322,124      80,179      86,093
 Capital expenditures...     220,844     432,388      69,111     179,385     356,397      55,810     179,050
 Ratio of earnings to
  fixed charges (e).....         1.4         1.5         4.5         8.2         8.3        12.1         6.2
BALANCE SHEET DATA AT
 PERIOD-END
 Total assets...........  $1,594,921  $1,705,258  $1,641,439  $1,791,713  $2,143,490  $1,816,044  $2,293,947
 Long-term debt.........     831,179     535,025     359,584     248,548     468,140     209,544     570,668
 Stockholders' equity...     553,611     910,864   1,030,922   1,209,343   1,290,883   1,284,022   1,348,457
 Shares outstanding.....     149,199     181,213     181,991     183,341     178,336     184,140     178,631

-------
(a) Treasure Island opened on October 26, 1993.
(b) Includes the Company's 50% share of the net income or loss of Monte Carlo, which opened on June 21, 1996. The 1996 amounts are after deducting a one-time charge of $5.6 million reflecting the Company's proportionate share of Monte Carlo's preopening costs.
(c) Before extraordinary losses on early retirements of debt and a one-time credit of $3,632 in 1992 for the cumulative effect of a change in method of accounting for income taxes.
(d) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128--Earnings Per Share ("SFAS 128"). SFAS 128 is effective for periods ending after December 15, 1997 and replaces currently reported earnings per share with "basic," or undiluted, earnings per share and "diluted" earnings per share. Undiluted earnings per share is computed by dividing reported earnings by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the additional dilution for all potentially dilutive securities such as stock options. Diluted earnings per share is similar to earnings per share currently reported by the Company, but includes the potential dilution for stock options that become exercisable more than five years from the date of the financial statements. The Company will adopt the provisions of SFAS 128 in its 1997 annual financial statements and all previously reported earnings per share amounts will be restated. Information under this caption represents the Company's pro forma earnings per share as determined in accordance with SFAS 128.
(e) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before fixed charges, income taxes, extraordinary items and the cumulative effect of a change in accounting principle, adjusted to exclude capitalized interest and equity in undistributed earnings and losses of less-than-50%-owned ventures. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt discount and issuance costs, the Company's proportionate share of the interest cost of 50%-owned ventures and the estimated interest component of rental expense.

                           RECENT OPERATING RESULTS

  The following table sets forth information concerning the Company's operating results for the three and six months ended June 30, 1996 and 1997.

                                     THREE MONTHS ENDED    SIX MONTHS ENDED
                                          JUNE 30,             JUNE 30,
                                     --------------------  ------------------
                                       1996       1997       1996      1997
                                     ---------  ---------  --------  --------
                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                   AMOUNTS)
OPERATING RESULTS
  Gross revenues.................... $ 343,183  $ 373,757  $751,851  $768,156
  Promotional allowances............   (30,531)   (29,396)  (64,991)  (61,756)
  Net revenues......................   312,652    344,361   686,860   706,400
  Operating income..................    59,318     76,837   157,442   167,574
  Income before extraordinary item..    40,599     48,901   105,186   105,590
  Net income........................    40,599     48,901   105,186   103,365
  Income per share before
   extraordinary item............... $    0.21  $    0.26  $   0.54  $   0.55
  Net income per share.............. $    0.21  $    0.26  $   0.54  $   0.54
PRO FORMA EARNINGS PER SHARE (see
 footnote (d) to Selected Financial
 Data on previous page)
  Income per share before
   extraordinary item
    Undiluted....................... $    0.22  $    0.27  $   0.57  $   0.59
    Diluted......................... $    0.20  $    0.25  $   0.53  $   0.55
  Net income per share
    Undiluted....................... $    0.22  $    0.27  $   0.57  $   0.58
    Diluted......................... $    0.20  $    0.25  $   0.53  $   0.54

  The Company reported 1997 second quarter net income of $48.9 million, or $0.26 per share, a 20% increase over the $40.6 million, or $0.21 per share, reported in the second quarter of 1996. The Company has now achieved year-over-year earnings increases in 13 of the past 14 quarters. Revenues, net of promotional allowances, totaled $344.4 million, an increase of 10% over the $312.7 million reported in the 1996 second quarter. Operating income grew by 30% to $76.8 million, versus $59.3 million in the prior-year period.

  The Company-wide table games win percentage during the 1997 second quarter was a relatively normal 20.1%, versus the unusually low 16.0% recorded in the prior-year period. The 1996 second quarter benefited from a $4.5 million gain on the sale of investment securities, but was impacted by a $5.6 million charge reflecting the Company's share of Monte Carlo's preopening costs. There were no such non-recurring items in the 1997 quarter.

  The 1997 second quarter results were achieved against the backdrop of increased competition in the Las Vegas market. According to the Las Vegas Convention and Visitors Authority, during the period January through April 1997, the number of Las Vegas visitors rose by nearly 6% over the same 1996 period. Meanwhile, the number of available guest rooms in Las Vegas increased by almost 13%. As a result, city-wide hotel room occupancy declined. Management believes that this trend continued during May and June.

  The Company, however, focuses on operating superior, "must see" properties and has been less affected by the city-wide trend. In the 1997 second quarter, Company-wide standard guest room occupancy remained very high (99.0%, versus 99.6% in the 1996 second quarter) and the average standard room rate at the Company's Las Vegas hotels rose to $95, compared to $92 in the prior-year period.

  The earnings improvement during the 1997 second quarter was led by the Company's flagship resort, The Mirage, which achieved a $24.6 million, or 15%, increase in net revenues and an $11.7 million, or 33%, increase in operating income. Casino revenues at The Mirage increased by 24%, as a result of higher activity levels and an increase in the table games win percentage. The Mirage's net non-casino revenues rose by 6%, reflecting stable hotel room occupancy, higher average room rates and the continued success of Siegfried & Roy.

  Amidst competitive market conditions and ongoing construction of a new hotel lobby and other amenities, Treasure Island achieved net revenues of $91.0 million and operating income of $19.7 million, nearly equaling the strong $93.2 million and $22.5 million reported in the 1996 second quarter. The ongoing construction has temporarily reduced the number of slot machines offered at Treasure Island. During the 1997 second quarter, there was an average of approximately 6% fewer slot machines available for play compared with the 1996 period, contributing to a 7% decline in casino revenues. Net non-casino revenues were up slightly over the 1996 second quarter, primarily resulting from an increase in the average ticket price for Mystere. Room revenues also showed a small improvement, reflecting stable occupancy and a higher average room rate. The new hotel lobby is scheduled to be open in August, followed by a new Italian restaurant and other new features in the third and fourth quarters.

  The downtown Las Vegas market has been particularly impacted by the additional competition on the Las Vegas Strip. Net revenues and operating income at the Golden Nugget were each down by approximately $4.6 million versus the 1996 second quarter. The Golden Nugget has also been impacted during 1997 by the refurbishment of its 1,382-room south hotel tower, which was completed in late April.

  During the 1997 second quarter, Monte Carlo produced net revenues of $63.6 million and operating income of $19.3 million. Monte Carlo's 1997 second quarter operating income represents its highest quarterly operating income since opening on June 21, 1996. After deducting net interest expense, this 50%-owned joint venture resort contributed $8.8 million to the Company's pretax income during the 1997 quarter.

  The Company's interest cost rose to $14.5 million in the quarter, reflecting the ongoing construction of Bellagio and Beau Rivage, as well as borrowings for share repurchases completed principally in the second half of 1996. The Company capitalized $11.9 million of such interest cost during the quarter relating to construction in progress.

                           DESCRIPTION OF SECURITIES

  The following information concerning the Securities offered hereby supplements and should be read in conjunction with the statements in the accompanying Prospectus under the caption "Description of Debt Securities." Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying Prospectus.

GENERAL

  The Securities will be issued as Debt Securities under an Indenture to be
dated as of      , 1997 (the "Base Indenture") between the Company and First
Security Bank, National Association (the "Trustee"), and a Supplemental
Indenture thereto to be dated as of      , 1997 (the "Supplemental Indenture")
between the Company and the Trustee (together with the Base Indenture, the "Indenture"). Provisions of the Base Indenture are more fully described in the accompanying Prospectus. The Notes and the Debentures will be issued as unsecured obligations of the Company in aggregate principal amounts of
$150,000,000 and $100,000,000, respectively. The Notes will mature on      ,
2007 and the Debentures will mature on      , 2017. The Securities will bear
interest from      , 1997, payable semiannually in arrears on each       and
     , commencing      , 1998, at the rate of   % per annum in the case of the
Notes and   % per annum in the case of the Debentures, to the persons in whose
names the Securities are registered on the      or      preceding such      or
    . Payment of the principal of, and interest on, the Securities will not be guaranteed by any subsidiary of the Company. All of the Company's principal operations are conducted through subsidiaries. The Securities will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

RESTRICTIVE COVENANTS

  The Securities are entitled to the benefit of certain restrictive covenants described in the accompanying Prospectus under the heading "Description of Debt Securities--Covenants."

  In addition, the Securities are subject to the covenants described below.

  Limitation on Liens

  The Indenture will provide that the Company will not, and will not permit any subsidiary to, create, incur, issue, assume or guarantee any Indebtedness of the Company or any subsidiary secured by a Lien upon any Principal Property, or upon shares of capital stock or evidences of Indebtedness issued by any subsidiary which owns or leases a Principal Property and which are owned by the Company or any subsidiary (whether such Principal Property, shares or evidences of Indebtedness are now owned or are hereafter acquired by the Company), without making effective provision to secure all of the Securities then outstanding by such Lien, equally and ratably with (or prior to) any and all other Indebtedness thereby secured, so long as such Indebtedness shall be so secured.

  The foregoing restrictions shall not apply, however, to: (a) Liens existing on the date of original issuance of the Securities; (b) Liens affecting property of a corporation or other entity existing at the time it becomes a subsidiary of the Company or at the time it is merged into or consolidated with the Company or a subsidiary of the Company; (c) Liens on property existing at the time of acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure Indebtedness incurred prior to, at the time of or within 24 months after the acquisition for the purpose of financing all or part of the purchase price thereof; (d) Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;
(e) Liens which secure Indebtedness owing by a subsidiary of the Company to the Company or to another subsidiary of the Company; (f) purchase money security Liens on personal property; (g) Liens to secure Indebtedness of joint ventures in which the Company or a subsidiary has an interest, to the extent such Liens are solely on property or assets of, or equity interests in, such joint ventures; (h) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and (i) any extension, renewal, replacement or refunding of any Lien referred to in the foregoing clauses (a) through (h), provided, however, that the aggregate principal amount of Indebtedness secured thereby and not otherwise authorized by the foregoing clauses shall not exceed the aggregate principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

  Notwithstanding the foregoing, the Company and its subsidiaries may create, incur, issue, assume or guarantee Indebtedness secured by Liens without equally and ratably securing the Securities then outstanding, provided, that at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all outstanding Indebtedness secured by Liens so incurred (other than those Liens permitted by the preceding paragraph), together with all outstanding Attributable Value of all sale and leaseback transactions permitted by the last paragraph under "Limitation on Sale and Leaseback Transactions" below, does not exceed 15% of the Consolidated Net Tangible Assets of the Company.

  Limitation on Sale and Leaseback Transactions

  Sale and leaseback transactions by the Company or any subsidiary involving any Principal Property are prohibited unless the Company or such subsidiary shall apply, or cause to be applied, to the retirement of its secured debt within 120 days after the effective date of the sale and leaseback transaction, an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased. This restriction will not apply to a sale and leaseback transaction involving the taking back of a lease for a period of less than three years.

  Notwithstanding the restrictions described above, the Company or any subsidiary may enter into a sale and leaseback transaction, provided, that at the time of such transaction, after giving effect thereto, the Attributable Value thereof, together with all Indebtedness secured by Liens permitted pursuant to the Indenture as described above under "Limitation on Liens" (other than those Liens permitted by the second paragraph under "Limitation on Liens" above, and other than the Attributable Value of the sale and leaseback transactions permitted by the preceding paragraph) does not exceed 15% of the Consolidated Net Tangible Assets of the Company.

OPTIONAL REDEMPTION

  The Securities will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Securities or (ii) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of redemption.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Securities to be redeemed.

  Unless the Company defaults in payment of the redemption price, interest will cease to accrue on the Securities or portions thereof called for redemption on and after the redemption date.

  The Securities will not be entitled to the benefit of a sinking fund.

SUCCESSOR CORPORATION AND ASSIGNMENT

  The Indenture will provide that the Company may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, another person unless (i) the successor, if other than the Company, is a corporation organized under the laws of the United States or any state thereof or the District of Columbia, (ii) the successor, if other than the Company, assumes all obligations of the Company under the Securities and the Indenture, (iii) immediately after such transaction no Default or Event of Default exists under the Indenture and (iv) if, as a result of the transaction, property of the Company would become subject to a Lien that would not be permitted under the limitation on Liens described above under "Restrictive Covenants," the Company takes such steps as shall be necessary to secure the Securities equally and ratably with (or prior to) the Indebtedness secured by such Lien. Upon the occurrence of such a consolidation, merger or transfer in which there is a successor other than the Company, all such obligations of the Company will terminate.

EVENTS OF DEFAULT AND NOTICE THEREOF

  The term "Event of Default," when used in the Indenture with respect to the Notes or the Debentures, as the case may be, will mean any one of the following: (i) failure of the Company to pay (whether or not prohibited by applicable subordination provisions, if any) interest for 30 days on, or the principal when due of, any Securities of such series; (ii) failure of the Company to comply with any of its other agreements or other covenants contained in the Securities or in such Indenture and applicable to the Securities of such series, and continuance of such default for 30 days after notice (or in the case of certain defaults, without notice); (iii) failure to pay when due (after applicable grace periods as provided in any applicable instrument governing such Indebtedness) the principal of, or acceleration of, any Indebtedness for money borrowed by the Company having an aggregate principal amount outstanding equal to at least $25 million, if such Indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture; (iv) entry of final judgments against the Company or any subsidiary or subsidiaries of the Company which remain undischarged for a period of 60 days, provided that the aggregate of all such judgments exceeds $25 million and the judgments remain undischarged for 60 days after notice; (v) certain events of bankruptcy, insolvency or reorganization; and (vi) a revocation, suspension or involuntary loss of any Gaming License by the Company or a subsidiary of the Company (after the same shall have been obtained) which results in the cessation of operation of the business at a Principal Property for a period of more than 90 consecutive days.

CERTAIN DEFINITIONS

  "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable
Treasury Price for such redemption date, plus   % with respect to the Notes
and   % with respect to the Debentures.

  "Attributable Value" in respect of any sale and leaseback transaction means, as of the time of determination, the total obligation (discounted to present value at the average interest rate of the Securities (weighted in proportion to the aggregate principal amount of the Notes and Debentures originally issued) compounded semiannually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such sale and leaseback transaction.

  "Comparable Treasury Issue" means, with respect to the Notes or the Debentures, as the case may be, the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of such Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (B) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

  "Consolidated Net Tangible Assets" of the Company means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any Indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Company but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with generally accepted accounting principles.

  "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

  "Principal Property" means any real property of the Company or any of its subsidiaries, and any equipment located at or comprising a part of any such real property, having a net book value, as of the date of determination, in excess of the greater of $25 million and 5% of Consolidated Net Tangible Assets of the Company.

  "Quotation Agent" means one of the Reference Treasury Dealers appointed by the Company and certified to the Trustee by the Company.

  "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and BancAmerica Securities, Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer and certify same to the Trustee; and any other Primary Treasury Dealer selected by the Company and certified to the Trustee by the Company.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company and certified to the Trustee by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

BOOK-ENTRY SYSTEM

  The Securities will be represented by Global Securities that will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary.

  The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

  Unless and until they are exchanged in whole or in part for certificated Securities in definitive form, the Global Securities may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

  The Securities represented by the Global Securities will not be exchangeable for certificated Securities, provided that if the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Securities in definitive form in exchange for the Global Securities. In addition, the Company may at any time and in its sole discretion determine not to have Global Securities and, in such event, will issue individual Securities in definitive form in exchange for the Global Securities previously representing all such Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of Securities in definitive form equal in principal amount to such beneficial interest and to have such Securities registered in its name. Individual Securities so issued in definitive form will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

  Payments of principal of and interest on the Securities will be made by the Company through the Trustee to the Depositary or its nominee, as the case may be, as the registered owner of the Global Securities. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of the Global Securities, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Securities as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in the Global Securities will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting Agreement and the Pricing Agreement, each dated July , 1997 (collectively, the "Underwriting Agreement"), the Underwriters named below (the
"Underwriters") have severally but not jointly agreed to purchase from the Company the following respective principal amounts of the Securities:

                                                       PRINCIPAL    PRINCIPAL
                                                       AMOUNT OF    AMOUNT OF
        UNDERWRITER                                      NOTES      DEBENTURES
        -----------                                   ------------ ------------
   Credit Suisse First Boston Corporation............ $            $
   Goldman, Sachs & Co. .............................
   BancAmerica Securities, Inc. .....................
   BT Securities Corporation.........................
   CIBC Wood Gundy Securities Corp. .................
   Credit Lyonnais Securities (USA) Inc. ............
   J.P. Morgan Securities Inc. ......................
   Societe Generale Securities Corporation...........
                                                      ------------ ------------
       Total......................................... $150,000,000 $100,000,000
                                                      ============ ============

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the Securities, if any are purchased. The Underwriting Agreement provides that in the event of default by an Underwriter, in certain circumstances the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the Securities to the public initially at the public offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at such prices less a concession of % of the principal amount per Note and % per Debenture, and the Underwriters and such dealers may allow a discount of % of such principal amount per Note and % per Debenture on sales to certain other dealers. After the initial public offering, the public offering prices and concessions and discounts to dealers may be changed by the Underwriters.

  The Securities are new issues of securities with no established trading market. The Securities will not be listed on any securities exchange. The Underwriters have advised the Company that they intend to act as market makers for the Securities. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Securities.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments which any Underwriter may be required to make in respect thereof.

  The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the purchase of the Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the Securities to be higher than they would otherwise be in the absence of such transactions.

  The Underwriters and their respective affiliates may be customers of, lenders to, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business. Each of BancAmerica Securities, Inc., BT Securities Corporation, CIBC Wood Gundy Securities Corp., Credit Lyonnais

Securities (USA) Inc., J.P. Morgan Securities Inc. and Societe Generale Securities Corporation is an affiliate of a lender to the Company under the Company's revolving bank credit facility. The Company intends to use a significant portion of the net proceeds from the sale of the Securities to repay outstanding amounts due under the revolving bank credit facility. See "Use of Proceeds." As a result, this offering of the Securities is being made pursuant to the provisions of Rule 2710(c)(8) of the Conduct Rules of The National Association of Securities Dealers, Inc.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Securities in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Securities are effected. Accordingly, any resale of the Securities in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Securities.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Securities in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Securities without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text under "Resale Restrictions" above.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

  The Securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Securities to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within 10 days of the sale of any Securities acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Securities acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Securities should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Securities in their particular circumstances and with respect to the eligibility of the Securities for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  Certain legal matters in connection with this offering will be passed upon for the Company by Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania, and for the Underwriters by Latham & Watkins, Los Angeles, California. Certain legal matters with respect to Nevada law will be passed upon by Peter C. Walsh, Assistant General Counsel of the Company. Mr. Walsh holds options to purchase 209,000 shares of the Company's common stock.

                      CERTAIN FORWARD-LOOKING STATEMENTS

  Certain information included in this Prospectus Supplement and included or incorporated by reference in the accompanying Prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made herein or therein. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in interest rates), domestic or global economic conditions, pending litigation, changes in federal or state tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions).

                                  PROSPECTUS

                                 $500,000,000
                         MIRAGE RESORTS, INCORPORATED
                                  SECURITIES

                                ---------------

  Mirage Resorts, Incorporated, a Nevada corporation (the "Company"), may offer from time to time (i) its debt securities (the "Debt Securities"), which may be any of senior secured Debt Securities, senior unsecured Debt Securities, senior subordinated Debt Securities or subordinated Debt Securities, in each case consisting of bonds, debentures, notes and/or other evidences of indebtedness, (ii) shares of its common stock, $.004 par value (the "Common Stock"), (iii) shares of its preferred stock, $.10 par value (the "Preferred Stock"), in one or more series, which may be issued in the form of depositary shares (the "Depositary Shares"), evidenced by depositary receipts (the "Depositary Receipts"), and (iv) warrants to purchase Debt Securities, or shares of Common Stock or Preferred Stock (the "Warrants"), in each case, as shall be designated by the Company at the time of the offering thereof. The Debt Securities, the Common Stock, the Preferred Stock, the Depositary Shares and the Warrants are collectively referred to in this Prospectus as the "Securities" and will have an aggregate initial offering price of up to $500,000,000, or the equivalent thereof in U.S. dollars if any Securities are denominated in a currency other than U.S. dollars or in currency units. The Securities may be offered separately or together (in any combination) and as separate series, in any case in amounts, at prices and on terms to be determined at the time of sale.

  The form in which the Securities are to be issued, their specific title or designation, authorized denominations, aggregate principal amount or aggregate initial offering price, maturity, if any, rate or rates (which may be fixed or variable) (or the manner of calculation thereof) and times of payment of interest or dividends, if any, redemption, repayment, conversion, exchange and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, additional covenants, if any, and other specific terms will be set forth in a Prospectus Supplement (including any related terms sheet) relating to such Securities (the "Prospectus Supplement"), together with the terms of offering of such Securities. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain material United States federal income tax considerations relating to the particular Securities offered thereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.

  The Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "MIR." On July 12, 1996, the last reported sale price of the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $23.625 per share.

  The Securities may be offered directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

                                ---------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS
        PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS  A
                               CRIMINAL OFFENSE.

                                ---------------

 NEITHER  THE  NEVADA GAMING  COMMISSION,  THE  NEVADA STATE  GAMING  CONTROL
   BOARD, THE  NEW JERSEY  CASINO CONTROL COMMISSION  NOR ANY  OTHER GAMING
     REGULATORY AUTHORITY  HAS PASSED  UPON THE  ADEQUACY OR  ACCURACY  OF
      THIS  PROSPECTUS  OR  THE  INVESTMENT  MERITS  OF  THE  SECURITIES
        OFFERED  HEREBY.   ANY  REPRESENTATION  TO   THE  CONTRARY
                                 IS UNLAWFUL.

                                ---------------

                 THE DATE OF THIS PROSPECTUS IS JULY 12, 1996.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information regarding the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

  The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement, including the exhibits and schedules thereto. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the Commission's public reference facilities in Washington, D.C. and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by the Company (File No. 1-6697) with the Commission under the Exchange Act are incorporated by reference in this Prospectus as of their respective dates: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (iii) the Company's Current Report on Form 8-K dated May 23, 1996; and (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on July 23, 1980, as amended by Amendment No. 4 thereto filed on June 19, 1996.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents, except as to any portion of any future annual or quarterly report to the Company's stockholders or proxy statement which is not deemed to be filed under those provisions. Any statement contained in this Prospectus, or in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently dated document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

  The Company undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are also specifically incorporated by reference herein. Written or oral requests for such copies should be directed to the Company at 3400 Las Vegas Boulevard South, Las Vegas, Nevada 89109,
Attention: General Counsel; telephone number (702) 791-7111.

                                  THE COMPANY

  The Company, through wholly owned subsidiaries, owns and operates (i) The Mirage, a hotel-casino and destination resort on the Las Vegas Strip, (ii) Treasure Island at The Mirage ("Treasure Island"), a hotel-casino resort adjacent to The Mirage, (iii) the Golden Nugget, a hotel-casino in downtown Las Vegas, and (iv) the Golden Nugget-Laughlin, a hotel-casino in Laughlin, Nevada. The Company, through a wholly owned subsidiary, also owns a 50% interest in a joint venture which owns and operates Monte Carlo, a mid-priced hotel-casino resort on the Las Vegas Strip which opened on June 21, 1996.

  The Company, through a wholly owned subsidiary, is constructing "Bellagio," a major new 3,000-guest room luxury hotel, casino and resort facility on approximately 120 acres adjacent to Monte Carlo, scheduled to open in the spring of 1998.

  The Company, through wholly owned subsidiaries, owns approximately 18 acres of land in Biloxi, Mississippi on which it is constructing a casino-based destination resort. The planned facility will be a luxurious resort featuring a waterfront casino, more than 1,800 hotel rooms, a variety of restaurants and other amenities. Construction is expected to be completed in early 1998 at a total cost, including land and capitalized interest, of approximately $500 million.

  The Company and the City of Atlantic City, New Jersey have entered into a redevelopment agreement providing for the City to convey 150 acres owned by the City, located in the Marina area of Atlantic City, to the Company in exchange for the Company agreeing to develop a casino-based destination resort on the site and undertaking certain other obligations, including remediation of environmental contamination and the relocation of City-owned facilities currently located on the site. Closing under the redevelopment agreement requires the satisfaction of a number of conditions, including the receipt by the Company of all requisite licenses, permits, allocations and authorizations, resolution of real estate title issues, the Company determining that the costs of environmental remediation are not unreasonable and the approval by the State of New Jersey of funding for certain major roadway improvements affecting the site. Accordingly, there can be no assurance as to whether or when the Company will proceed with the project. As currently proposed, the project, if developed, would include the Company's construction of a luxury hotel-casino featuring approximately 2,000 guest rooms, a 115,000-square foot casino, a variety of restaurants, a large entertainment and retail concourse and other amenities. The Company, which will act as master developer of the entire site, has entered into separate agreements with Boyd Gaming Corporation ("BGC") and Circus Circus Enterprises, Inc. ("Circus"), pursuant to which the Company and BGC will, through a joint venture, construct a hotel-casino resort containing a minimum of 1,000 guest rooms on a portion of the site and Circus will acquire a portion of the site from the Company and construct an additional 2,000-room hotel-casino resort in architectural formats that conform to an agreed-to master plan. Development of the projects by the joint venture and Circus are also contingent upon the satisfaction of the conditions to the Company's obligation to develop its wholly owned resort.

  The Company was incorporated in Nevada in 1949 as the successor to a partnership that began business in 1946. Its executive offices are located at 3400 Las Vegas Boulevard South, Las Vegas, Nevada 89109; telephone (702) 791-7111.

                      RATIO OF EARNINGS TO FIXED CHARGES

  Set forth in the table below are the ratios of earnings to fixed charges of the Company for the three months ended March 31, 1996 and each of the years in the five-year period ended December 31, 1995.

                                                       YEAR ENDED DECEMBER 31,
                                    THREE MONTHS ENDED ------------------------
                                      MARCH 31, 1996   1995 1994 1993 1992 1991
                                    ------------------ ---- ---- ---- ---- ----
Ratio of earnings to fixed
 charges(1)........................        12.1        8.2  4.5  1.5  1.4  1.6

--------
(1) For purposes of computing the ratios, "earnings" consist of income before fixed charges, income taxes, extraordinary items and the cumulative effect of a change in accounting principle, adjusted to exclude capitalized interest and equity in undistributed earnings and losses of less-than-50%- owned ventures, such as The Fremont Street Experience Limited Liability Company. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt discount and issuance costs, the Company's proportionate share of the interest cost of 50%-owned ventures, such as the joint venture which owns Monte Carlo, and the estimated interest component of rental expense.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include financing the development and construction of new facilities (including Bellagio and the currently contemplated projects in Biloxi, Mississippi and Atlantic City, New Jersey), capital expenditures and working capital, to repay or repurchase outstanding indebtedness of the Company or its subsidiaries or for such other purposes as may be specified in an accompanying Prospectus Supplement.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent to which such general provisions may apply to the Debt Securities will be described in a Prospectus Supplement relating to such Debt Securities.

  The Debt Securities may constitute either senior secured debt, senior unsecured debt, senior subordinated debt or subordinated debt, or any combination thereof, of the Company. One or more series of Debt Securities may be issued under a single indenture amended in the case of each subsequent series of Debt Securities by a supplemental indenture to include the additional terms applicable to such series, or alternatively, any series of Debt Securities may be issued under a separate indenture. Each indenture pursuant to which any Debt Securities are issued (hereinafter referred to as an "Indenture," and collectively with any other Indentures, as the "Indentures") will be entered into between the Company, as obligor, and an institution to be named in the applicable Prospectus Supplement, as trustee (the "Trustee").

  The terms of any series of the Debt Securities include those stated in the applicable Indenture and those made part of such Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Holders of each series of the Debt Securities are referred to the Indenture for such series and the Trust Indenture Act for a statement of such terms. A copy of the form of Indenture for the Debt Securities, which may be amended or modified for any series of Debt Securities as described in an applicable Prospectus Supplement, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt

Securities and the Indenture for such Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Debt Securities and such Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus, and the Prospectus Supplement(s) and supplemental indenture(s) with respect thereto. Wherever particular provisions or defined terms of an Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

  An Indenture will not limit the aggregate principal amount of Debt Securities which may be issued thereunder. Debt Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by the Company for each series. As of the date of this Prospectus, the Company has authorized the issuance under the Indentures of Debt Securities, the aggregate initial offering price of which (represented by the aggregate principal amount of Debt Securities issued at their principal amount or the issue price of Debt Securities issued at an original issue discount) does not exceed $500 million. Each series of Debt Securities will be denominated in United States dollars unless otherwise provided in the Prospectus Supplement relating thereto. The Debt Securities will be issued in denominations of $1,000 and integral multiples thereof unless otherwise provided in the Prospectus Supplement relating thereto.

  The applicable Prospectus Supplement or Prospectus Supplements will describe, among other things, the following terms of the Debt Securities, to the extent applicable to such Debt Securities: (i) the title of the Debt Securities and, if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Debt Securities shall be issuable; (ii) any limit on the aggregate principal amount of the Debt Securities and any provisions relating to the seniority or subordination of all or any portion of the indebtedness evidenced thereby to other indebtedness of the Company; (iii) the price or prices (expressed as a percentage of the respective aggregate principal amount thereof) at which the Debt Securities will be issued; (iv) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof; (v) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest (which rate may be zero in the case of certain Debt Securities issued at an issue price representing a discount from the principal amount payable at maturity), the date or dates from which such interest, if any, will accrue and the circumstances, if any, in which the Company may defer interest payments;
(vi) the interest payment dates, if any, on which any interest on the Debt Securities will be payable, the record date for any interest payable on any Debt Securities and the person to whom interest shall be payable if other than the person in whose name the Debt Security is registered at the close of business on the record date for such interest; (vii) the place or places where principal of, premium, if any, and interest on the Debt Securities shall be payable; (viii) the terms applicable to any "original issue discount" (as defined in the Internal Revenue Code of 1986, as amended, and the regulations thereunder), including the rate or rates at which such original issue discount shall accrue; (ix) the right or obligation, if any, of the Company to redeem or purchase Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, or otherwise, the conditions, if any, giving rise to such right or obligation and the period or periods within which, and the price or prices at which and the terms and conditions upon which, Debt Securities shall be redeemed or purchased, in whole or in part, and any provisions for the marketing of such Debt Securities; (x) if the amount of payments of principal of, premium, if any, and interest, if any, on the Debt Securities is to be determined by reference to an index, formula or other method, the manner in which such amounts are to be determined and the calculation agent, if any, with respect thereto; (xi) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration or acceleration of the stated maturity thereof pursuant to an Event of Default; (xii) whether the Debt Securities will be issued in certificated or book-entry form and, if applicable, the identity of the depositary for the Debt Securities; (xiii) any listing of the Debt Securities on a securities exchange; (xiv) any restrictive covenants included for the benefit of Holders of such Debt Securities; (xv) any additional events of default provided with respect to such Debt Securities; (xvi) the terms, if any, on which such Debt Securities will be convertible into or exchangeable for other debt or equity securities; (xvii) the collateral, if any, securing payments with respect to such Debt Securities and any provisions relating thereto; and (xviii) any other material terms of the Debt Securities. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

  An Indenture will provide that each Holder, by accepting any of the Debt Securities subject thereto, shall be deemed to have agreed that if any Gaming Authority of any jurisdiction that holds regulatory, licensing or permit authority over the gaming or gaming-related activities of the Company or any of its subsidiaries or any joint venture or other entity in which the Company or any of its subsidiaries owns an interest requires that a person who is a Holder of Debt Securities or the beneficial owner of the Debt Securities of a Holder must be licensed, qualified or found suitable under applicable Gaming Laws, such Holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability, as the case may be, within the required time period. Such Indenture will further provide that if such person fails to apply or become licensed or qualified or is found unsuitable (in each case, a "failure of compliance"), the Company shall have the right, at its option, (i) to require such person to dispose of its Debt Securities or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by such Gaming Authority or (ii) to redeem within such 30-day or earlier period requested or prescribed by such Gaming Authority such Debt Securities at a redemption price equal to the lesser of (a) such person's cost or (b) 100% of the principal amount thereof, together, in either case, with accrued and unpaid interest to the earlier of the redemption date or the date of the failure of compliance, which may be less than 30 days following the notice of redemption if so requested or prescribed by such Gaming Authority. The Company shall notify the Trustee under such Indenture in writing of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such Holder or owner may incur in connection with its application for a license, qualification or finding of suitability.

REGISTERED GLOBAL SECURITIES

  The registered Debt Securities of a series may be issued in the form of one or more registered Global Securities that will be deposited with and registered in the name of a depositary (each, a "Depositary") or its nominee identified in the applicable Prospectus Supplement. In such case, one or more registered Global Securities will be issued, each in a denomination equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such registered Global Security. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a registered Global Security may not be transferred except as a whole by the Depositary for such registered Global Security to a nominee of such Depositary, or by such a nominee to such Depositary or to another nominee of such Depositary, or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a registered Global Security will be described in the applicable Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Ownership of beneficial interests in a registered Global Security will be limited to persons that have accounts with the Depositary for such registered Global Security (collectively, the "participants") or persons holding interests through participants. Upon the issuance of a registered Global Security, the Depositary for such registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of certain states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in registered Global Securities.

  So long as the Depositary for a registered Global Security, or its nominee, is the registered owner of such registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such registered Global Security for all purposes under the Indenture applicable thereto. Except as set forth below, owners of beneficial interests in a registered Global Security will not be entitled to have the Debt Securities represented by such registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture applicable thereto. Accordingly, each person owning a beneficial interest in a registered Global Security must rely on the procedures of the Depositary for such registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the Indenture applicable to such registered Global Security. The Company understands that under existing industry practices, if the Company requests any action of holders, or if an owner of a beneficial interest in a registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary for such registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

  Principal, premium, if any, and interest payments on Debt Securities represented by a registered Global Security registered in the name of a Depositary, or its nominee, will be made to such Depositary or its nominee, as the case may be, as the registered owner of such registered Global Security. None of the Company, the Trustee under the applicable Indenture or any other agent of the Company or agent of such Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary for any Debt Securities represented by a registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If the Depositary for any Debt Securities represented by a registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for each registered Global Security representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such registered Global Security.

COVENANTS

 Put Option Upon Change in Control

  If there is a Change in Control (the time of a Change in Control being referred to as the "Change in Control Date"), then the Company will (a) commence, within five business days following the Change in Control Date, an offer to repurchase (the "Repurchase Offer") all of the then outstanding Debt Securities at a price (the "Repurchase Price") of 101% of the principal amount, plus accrued interest to the Repurchase Date (as defined below) and
(b) deposit with the Paying Agent an amount equal to the aggregate Repurchase Price for all Debt Securities then outstanding so as to be available for payment to holders of Debt Securities who elect to require the Company to repurchase all or a portion of their Debt Securities.

  An Indenture will require the Repurchase Offer to remain open from the time of mailing until 10 business days thereafter, unless a longer period is required by law or stock exchange rule or unless a majority of the Continuing Directors of the Company votes in favor of extending such period (the date on which the Repurchase Offer closes being the "Repurchase Date"). Under the tender offer rules currently in effect under the Exchange Act, the Repurchase Offer must remain open for at least 20 business days. The Company intends to comply with all applicable tender offer rules in connection with any Repurchase Offer.

 Other Covenants

  Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

CERTAIN DEFINITIONS

  "Capital Stock" of any person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock and any and all forms of partnership interests or other equity interests in a person, including but not limited to any type of preference stock which for other purposes may not be treated as equity.

  "Change in Control" means, as to any Indenture (i) the time the Company first determines that any person or group, within the meaning of Section 14(d)(2) of the Exchange Act (other than any person who was at the date of such Indenture an officer or director of the Company or a group consisting of persons who were at the date of such Indenture officers or directors of the Company) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of the outstanding voting Capital Stock of the Company, unless a majority of the Continuing Directors approves the acquisition not later than 10 business days after the Company makes the determination, or (ii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  "Continuing Directors" means, as to any Indenture and as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of that Board of Directors on the date of such Indenture, (ii) had been a member of that Board of Directors for the two years immediately preceding such date of determination or (iii) was nominated for election or elected to that Board of Directors with the affirmative vote of the greater of
(x) a majority of Continuing Directors who were members of that Board at the time of such nomination or election or (y) at least three Continuing Directors.

  "Existing Properties" means The Mirage, Treasure Island, the Golden Nugget and the Golden Nugget-Laughlin.

  "Gaming Authority" means any Governmental Authority that holds regulatory, licensing or permit authority over any gaming or gaming related casino activities conducted or proposed to be conducted by the Company or any of its subsidiaries or any joint venture or other entity in which the Company or any of its subsidiaries owns an interest, including without limitation the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board.

  "Gaming License" means, as to any Indenture, every license, franchise or other authorization on the date of such Indenture or thereafter required to own, lease, operate or otherwise conduct gaming or gaming related activities at any property owned or operated by the Company or any of its subsidiaries or any joint venture or other entity in which the Company or any of its subsidiaries owns an interest.

  "Indebtedness" of any person means any indebtedness, contingent or otherwise, but exclusive of deferred taxes, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or reimbursement obligations with respect to letters of credit, or representing the balance deferred and unpaid of the purchase price of any property or interest therein (including pursuant to capitalized leases), except any such balance that constitutes a trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, the guaranty of any Indebtedness (other than the guaranty of completion of construction).

  "Paying Agent" means, with respect to any series of Debt Securities, an office or agency where Debt Securities of that series may be presented for payment.

  "Qualified Government Obligations" means, with respect to any Debt Securities, direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which such Debt Securities are denominated, and which are not subject to prepayment, redemption or call.

  "subsidiary" of any specified person means (i) a corporation, a majority of whose Capital Stock with voting power under ordinary circumstances to elect directors is at the time, directly or indirectly, owned by such person or by such person and a subsidiary or subsidiaries of such person or by a subsidiary or subsidiaries of such person or (ii) any other person (other than a corporation) in which such person or such person and a subsidiary or subsidiaries of such person or a subsidiary or subsidiaries of such person directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

  "Trustee" means, as to any Indenture, the person named therein as such until a successor replaces it in accordance with the applicable provisions of such Indenture and thereafter means (i) during any period when a successor Trustee is serving as Trustee with respect to all of the Debt Securities to which such Indenture relates, such successor Trustee, and (ii) during any period when a successor Trustee is serving as Trustee with respect to one or more (but not all) series of Debt Securities to which such Indenture relates, as to each series the successor serving as Trustee with respect thereto.

SUCCESSOR CORPORATION AND ASSIGNMENT

  An Indenture will provide that the Company may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, another person unless (i) the successor, if other than the Company, is a corporation organized under the laws of the United States or any state thereof or the District of Columbia, (ii) the successor, if other than the Company, assumes all obligations of the Company under the Debt Securities to which such Indenture relates and such Indenture, and (iii) immediately after such transaction no Default or Event of Default exists under such Indenture. Upon the occurrence of such a consolidation, merger or transfer in which there is a successor other than the Company, all such obligations of the Company will terminate.

EVENTS OF DEFAULT AND NOTICE THEREOF

  Unless otherwise indicated in the applicable Prospectus Supplement, the term "Event of Default," when used in an Indenture with respect to any series of Debt Securities, will mean any one of the following: (i) failure of the Company to pay (whether or not prohibited by applicable subordination provisions, if any), interest for

30 days on, or the principal when due of, any Debt Securities of such series;
(ii) failure of the Company to comply with any of its other agreements or other covenants contained in such series of Debt Securities or in such Indenture and applicable to such series of Debt Securities, and continuance of such default for 60 days after notice (or in the case of certain defaults, without notice); (iii) the occurrence of an event of default under any instrument evidencing Indebtedness of the Company or of any subsidiary of the Company (or the payment of which is guaranteed by the Company or any subsidiary of the Company), if (a) such event of default results from the failure to pay principal of or interest upon maturity on any such Indebtedness, (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon upon maturity, aggregates $50,000,000 or more and (c) the default continues for a period of 60 days after the receipt by the Company of notice of such event from the Trustee under such Indenture or the holders of 25% in principal amount of such series of Debt Securities then outstanding; (iv) entry of final judgments against the Company or any subsidiary or subsidiaries of the Company which remain undischarged for a period of 60 days, provided that the aggregate of all such judgments exceeds $50,000,000 and the judgments remain undischarged for 60 days after notice;
(v) certain events of bankruptcy, insolvency or reorganization; and (vi) a revocation, suspension or involuntary loss of any Gaming License by the Company or a subsidiary of the Company (after the same shall have been obtained) which results in the cessation of operation of the business at the Existing Properties for a period of more than 90 consecutive days.

  An Indenture will provide that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the Debt Securities subject thereto, give the holders of such Debt Securities notice of all uncured defaults known to it (the term "default" to include the events specified above without grace or notice), provided, that, except in the case of a default in the payment of principal of or interest on such Debt Securities, such Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the holders of such Debt Securities.

  In case an Event of Default (other than certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to any series of Debt Securities, the Trustee under the Indenture relating to such series of Debt Securities or the holders of not less than 25% in principal amount of such series of Debt Securities then outstanding, by notice in writing to the Company (and to such Trustee if given by the holders of such series of Debt Securities), may declare the unpaid principal of and all accrued and unpaid interest on all such series of Debt Securities to be due and payable immediately. Such declaration may be rescinded by holders of a majority in principal amount of such series of Debt Securities then outstanding if, among other conditions, all existing Events of Default with respect to such series of Debt Securities (except non-payment of principal of or interest on such series that has become due solely because of the acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree.

  Defaults with respect to any series of Debt Securities (except, unless theretofore cured, a default in payment of principal of or interest on such series of Debt Securities or default with respect to a provision which cannot be modified under the terms of the applicable Indenture without the consent of each holder of the Debt Securities affected) may be waived by the holders of a majority in principal amount of such series of Debt Securities then outstanding upon the conditions provided in such Indenture.

  An Indenture will include a covenant that the Company will (so long as it has not been relieved of the obligation by covenant defeasance or discharge of such Indenture in accordance with the terms thereof) file annually with the Trustee under such Indenture a statement regarding compliance by the Company with the terms thereof and specifying any defaults thereunder of which the signers may have knowledge.

MODIFICATION OF THE INDENTURES

  Under an Indenture, the rights and obligations of the Company and the rights of the holders of the Debt Securities covered by such Indenture generally may be modified by the Company and the Trustee under such Indenture with the consent of the holders of not less than a majority in principal amount of the Debt Securities then outstanding affected by such modification. Notwithstanding the foregoing, without the consent of each affected holder of Debt Securities, an amendment or waiver with respect to such Indenture may not (i) reduce the amount of Debt Securities whose holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest on any Debt Security in a manner adverse to the holders thereof; (iii) reduce the principal of, or extend the stated maturity of any Debt Security or alter the redemption provisions of any Debt Securities in a manner adverse to the holders thereof; (iv) make any Debt Security payable in money other than that stated in such Debt Security; (v) waive a default in the payment of the principal of, or interest on, any Debt Security; or (vi) take any other action, if any, described in a Prospectus Supplement as requiring the consent of each affected holder of Debt Securities. Under certain circumstances, the Company and the Trustee may amend or supplement an Indenture without notice to or the consent of any holder of the Debt Securities covered by such Indenture.

SATISFACTION AND DISCHARGE OF INDENTURES

  Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture with respect to any series of Debt Securities will be discharged upon payment in full of such series of Debt Securities outstanding thereunder, or upon the deposit with the Trustee, in trust, of money or Qualified Government Obligations, or both, which, together with the predetermined and certain income to accrue thereon, without consideration of any reinvestment thereof, will provide money in an amount sufficient to pay and discharge the principal of and each installment of interest on such series of Debt Securities on the maturity or redemption date, as the case may be, in accordance with the terms of such Indenture and such series of Debt Securities issued thereunder. The Company will be entitled to make such a deposit if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of the applicable Indenture and will be subject to federal income tax in the same manner as would have been the case if such deposit and defeasance had not occurred.

COVENANT DEFEASANCE

  Unless otherwise indicated in the applicable Prospectus Supplement, an Indenture will provide that the Company may be released from its obligations with respect to any series of Debt Securities to which such Indenture relates other than the Company's obligations with respect to the payment of principal of, premium, if any, and interest on such series of Debt Securities, and that such release will not be deemed to be an Event of Default under such Indenture with respect to any such series of Debt Securities ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust, of money or Qualified Government Obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay and discharge the principal of and each installment of interest on such series of Debt Securities on the maturity of such payments in accordance with the terms of the applicable Indenture and such series of Debt Securities issued thereunder. The Company will be entitled to make such a deposit if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax in the same manner as would have been the case if such covenant defeasance had not occurred.

CONCERNING THE TRUSTEE

  The applicable Prospectus Supplement relating to each issuance of Debt Securities will identify the Trustee under the Indenture relating to such Debt Securities. If more than one series of Debt Securities is outstanding under an Indenture, a Trustee may serve in such capacity with respect to the Debt Securities of one or more of such series. If more than one series of Debt Securities is outstanding under an Indenture, the holders of a majority in aggregate principal amount of each such series at any time outstanding may remove the Trustee with respect to such series (but not as to any other series) by so notifying the Trustee and may appoint a successor Trustee with respect to such series. Each reference in this Prospectus to the Trustee under an Indenture refers, in the case of each series of Debt Securities outstanding under such Indenture, to the Trustee for such series. Except as otherwise described in the applicable Prospectus Supplement or provided for in an Indenture, payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the Debt Securities) of, Debt Securities issued under such Indenture will be effected by the Trustee under the Indenture applicable to such Debt Securities at such Trustee's corporate trust office, or at an office designated by such Trustee in New York, New York.

  An Indenture will contain certain limitations on the right of the Trustee under such Indenture, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee under each Indenture will be permitted to engage in other transactions; however, if a Trustee acquires any conflicting interest, it must eliminate such conflict or resign its position as Trustee.

  The holders of a majority in principal amount of any series of Debt Securities then outstanding under an Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under such Indenture applicable to such series of Debt Securities, provided that such direction would not conflict with any rule of law or with such Indenture, would not be unduly prejudicial to the rights of another holder of such Debt Securities and would not involve such Trustee in personal liability. An Indenture will provide that in case an Event of Default under such Indenture shall occur and be known to the Trustee under such Indenture (and not be cured), such Trustee will be required to use the degree of care of a prudent person in the conduct of such person's own affairs in the exercise of its power. Subject to such provisions, a Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request of any of the holders of the Debt Securities to which the Indenture relates unless such holders shall have offered to such Trustee security and indemnity satisfactory to it.

NO PERSONAL LIABILITY

  An Indenture will provide that no past, present or future director, officer, employee, stockholder or incorporator of the Company or any successor corporation shall have any liability for any obligations of the Company under the Debt Securities to which such Indenture relates or for any claim based on, in respect of or by reason of such obligations or their creation, by reason of such person's status as such director, officer, employee, stockholder or incorporator.

                        DESCRIPTION OF PREFERRED STOCK

GENERAL

  The Company may issue, from time to time, shares of one or more series of Preferred Stock.

  The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the series of Preferred Stock so offered will be described in a Prospectus Supplement relating to such Preferred Stock. The following summary of certain provisions of the Preferred Stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), and each Certificate of Designation relating to a specific series of the Preferred Stock (each, a "Certificate of Designation"), which will be in the form filed as an exhibit to, or incorporated by reference in, the Registration Statement at or prior to the time of issuance of such series of Preferred Stock.

  Pursuant to the Articles of Incorporation, the Company has the authority to issue 5,000,000 shares of Preferred Stock. The Board of Directors of the Company is authorized to issue shares of Preferred Stock, in one or more series, and to fix for each such series voting powers and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions, as are permitted by the Nevada Revised Statutes.

  The Board of Directors of the Company is authorized to determine for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series, the following: (i) the designation of such series and the number of shares that constitute such series; (ii) the dividend rate (or the method of calculation thereof), if applicable, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of capital stock of the Company; (iii) the dividend periods (or the method of calculation thereof), if applicable; (iv) the voting rights, if any, of the shares; (v) the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of the Company and any other rights of the shares of such series upon any liquidation or winding-up of the Company; (vi) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of the Company; (vii) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities; (viii) whether depositary shares representing shares of such series of Preferred Stock will be offered and, if so, the fraction of a share of such series of Preferred Stock represented by each depositary share (see "Description of Depositary Shares" below); (ix) whether the shares of such series of Preferred Stock will be listed on a securities exchange; and
(x) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

DIVIDENDS

  Holders of shares of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company out of funds of the Company legally available therefor, cash dividends payable on such dates and at such rates, if any, per share set forth in the applicable Prospectus Supplement.

  Unless otherwise set forth in the applicable Prospectus Supplement, each series of Preferred Stock will rank junior as to dividends to any series of Preferred Stock that may be issued in the future that is expressly senior as to dividends to such earlier series of the Preferred Stock. If at any time the Company has failed to pay accrued dividends on any such senior series at the time dividends are payable on a junior series, the Company may not pay any dividend on such junior series of Preferred Stock or redeem or otherwise repurchase shares of such junior series of Preferred Stock until such accumulated but unpaid dividends on the senior series have been paid or set aside for payment in full by the Company.

  Unless otherwise set forth in the applicable Prospectus Supplement, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends) unless
(i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock of the Company in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity Preferred Stock of the Company or Common Stock of the Company may be converted into or exchanged for stock of the Company ranking junior to the series of Preferred Stock then senior to such junior or parity Preferred Stock as to dividends.

  The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

CONVERTIBILITY

  No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable Prospectus Supplement.

REDEMPTION AND SINKING FUND

  No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable Prospectus Supplement.

LIQUIDATION RIGHTS

  Unless otherwise set forth in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding-up of the Company, the holders of shares of each series of Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of Preferred Stock of the Company ranking junior to such series of Preferred Stock as to rights upon liquidation, dissolution or winding-up; or (ii) shares of Common Stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Preferred Stock plus any dividends accrued and accumulated but unpaid to the date of final distribution, but, in either case, the holders of each series of Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of the Company's capital stock ranking senior to such series of the Preferred Stock as to the rights upon liquidation, dissolution or winding-up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding-up of the Company, funds available for such purpose are insufficient to pay in full the amounts payable with respect to any series of the Preferred Stock, and any other Preferred Stock ranking as to any such distribution on a parity with such series of the Preferred Stock, the holders of such series of the Preferred Stock of the Company and such other parity Preferred Stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. Unless otherwise specified in a Prospectus Supplement for a series of Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding-up of the Company.

VOTING RIGHTS

  Holders of Preferred Stock will not have any voting rights except as set forth in the applicable Prospectus Supplement or as otherwise from time to time required by law.

MISCELLANEOUS

  The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by the Company shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock on account of any arrearage on sinking fund installments except as may be set forth in an applicable Prospectus Supplement. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures or other agreements entered into by the Company. The accompanying Prospectus Supplement will describe any material contractual restrictions on dividend payments. Such Prospectus Supplement will also describe any material United States federal income tax considerations applicable to the Preferred Stock.

NO OTHER RIGHTS

  The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Articles of Incorporation or the applicable Certificate of Designation, or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for each series of Preferred Stock will be designated in the applicable Prospectus Supplement.

                       DESCRIPTION OF DEPOSITARY SHARES

GENERAL

  The Company may, at its option, elect to offer fractional shares of the Preferred Stock of a series, rather than full shares of the Preferred Stock of such series. In the event such option is exercised, the Company will issue Depositary Receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

  The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among the Company, a depositary to be named in the applicable Prospectus Supplement (the "Preferred Stock Depositary") and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement to those persons purchasing Depositary Shares.

  The following description of the terms of the Depositary Shares sets forth certain general terms and provisions of the Depositary Shares to which any Prospectus Supplement may relate. The particular terms of the Depositary Shares offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Depositary Shares so offered will be described in a Prospectus Supplement relating to such Depositary Shares. The forms of Deposit Agreement and Depositary Receipt will be filed with the Commission as exhibits to a document incorporated by reference in the Registration Statement prior to the date of any Prospectus Supplement relating to an offering of the Depositary Shares.

  Immediately following the issuance of fractional shares of a series of Preferred Stock by the Company, the Company will deposit such shares with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to the purchasers thereof. Depositary Receipts will only be issued evidencing whole Depositary Shares. A Depositary Receipt may evidence any number of whole Depositary Shares.

  Pending the preparation of definitive engraved Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and such temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

  The following summary of certain provisions which will be included in the Deposit Agreement with respect to the Depositary Shares does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock represented by the Depositary Shares to the record holders of the Depositary Shares in proportion to the number of such Depositary Shares owned by such holders.

  In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distributions, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or other property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper.

  The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or other governmental charges.

REDEMPTION OF DEPOSITARY SHARES

  If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from any redemption, in whole or in part, of such series of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be the fraction of the redemption price per share payable with respect to such series of the Preferred Stock equal to the fraction of a share of such Preferred Stock represented by a Depositary Share. If the Company redeems shares of a series of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the monies payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of any series of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Preferred Stock Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Preferred Stock, and the Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Preferred Stock represented by Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

WITHDRAWAL OF STOCK

  Upon a holder's surrender of Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon such holder's payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby will be entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Preferred Stock and any money or other property, if any, represented by such Depositary Shares.

  Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such shares of Preferred Stock with the Preferred Stock Depositary or to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder or upon such holder's order at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of a majority of the Depositary Shares then outstanding. Every holder of a Depositary Receipt at the time such amendment becomes effective will be deemed, by continuing to hold such Depositary Receipt, to be bound by the Deposit Agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares and subject to any conditions specified in the Deposit Agreement, to receive shares of the related series of Preferred Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company at any time upon not less than 60 days' prior written notice to the Preferred Stock Depositary, in which case, on a date that is not later than 30 days after the date of such notice, the Preferred Stock Depositary shall deliver or make available for delivery to holders of Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares, such number of whole or fractional shares of the related series of Preferred Stock as are represented by such Depositary Shares. The Deposit Agreement shall automatically terminate after all outstanding Depositary Shares have been redeemed or there has been a final distribution in respect of the related series of Preferred Stock in connection with any liquidation, dissolution or winding-up of the Company and such distribution has been distributed to the holders of Depositary Shares.

CHARGES OF DEPOSITARY

  The Company will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. The Company will pay the charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of any series of Preferred Stock represented by Depositary Shares and the initial issuance of the Depositary Shares and all withdrawals of shares of the related series of Preferred Stock, except that holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Preferred Stock Depositary may resign at any time by delivering to the Company written notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary, which successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The Preferred Stock Depositary will forward to the holders of Depositary Shares all reports and communications from the Company that are delivered to the Preferred Stock Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

  The Preferred Stock Depositary's corporate trust office will be identified in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the Preferred Stock Depositary will act as transfer agent and registrar for Depositary Receipts and if shares of a series of Preferred Stock are redeemable, the Preferred Stock Depositary will act as redemption agent for the corresponding Depositary Receipts.

                            DESCRIPTION OF WARRANTS

GENERAL

  The Company may issue, together with other Securities or separately, warrants for the purchase of (i) Debt Securities (the "Debt Warrants"), (ii) Common Stock (the "Common Stock Warrants") or (iii) Preferred Stock (the "Preferred Stock Warrants" and, collectively with the Debt Warrants and the Common Stock Warrants, the "Warrants").

  The Warrants will be issued under Warrant Agreements (as defined below) to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all to be set forth in the applicable Prospectus Supplement relating to Warrants in respect of which this Prospectus is being delivered. Copies of the form of agreement for each Warrant (each, a "Debt Securities Warrant Agreement," a "Common Stock Warrant Agreement" or a "Preferred Stock Warrant Agreement," as the case may be, or collectively, the "Warrant Agreements"), including the forms of certificates representing the Warrants (the "Debt Warrant Certificate(s)," the "Common Stock Warrant Certificate(s)" or the "Preferred Stock Warrant Certificate(s)," as the case may be, or collectively, the "Warrant Certificates"), reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of Warrant will be, in each case, filed with the Commission as an exhibit to a document incorporated by reference in the Registration Statement prior to the date of any Prospectus Supplement relating to an offering of such Warrant.

  The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in a Prospectus Supplement relating to such Warrants. The following summary of certain provisions of the Warrants, the Warrant Agreements and the Warrant Certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all of the provisions of the Warrant Agreements and Warrant Certificates, including the definitions therein of certain terms.

DEBT WARRANTS

  General. Reference is made to the applicable Prospectus Supplement for the terms of Debt Warrants in respect of which this Prospectus is being delivered, the Debt Securities Warrant Agreement relating to such Debt

Warrants and the Debt Warrant Certificate(s) representing such Debt Warrants, including the following: (i) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (ii) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (iii) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (iv) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (v) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (vi) a discussion of the material United States federal income tax considerations applicable to the exercise of Debt Warrants; (vii) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; (viii) call provisions of such Debt Warrants, if any; and (ix) any other terms of the Debt Warrants.

  Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

  Exercise of Debt Warrants. Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the date and time on such date set forth in the applicable Prospectus Supplement. Thereafter, unexercised Debt Warrants will become void.

  Debt Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Debt Warrants. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

COMMON STOCK WARRANTS

  General. Reference is made to the applicable Prospectus Supplement for the terms of Common Stock Warrants in respect of which this Prospectus is being delivered, the Common Stock Warrant Agreement relating to such Common Stock Warrants and the Common Stock Warrant Certificates representing such Common Stock Warrants, including the following: (i) the procedures and conditions relating to the exercise of such Common Stock Warrants; (ii) the number of shares of Common Stock, if any, issued with such Common Stock Warrants; (iii) the date, if any, on and after which such Common Stock Warrants and any related shares of Common Stock will be separately transferable; (iv) the offering price of such Common Stock Warrants, if any; (v) the number of shares of Common Stock purchasable upon exercise of such Common Stock Warrants and the price or prices at which such shares may be purchased upon exercise; (vi) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (vii) a discussion of the material United States federal income tax considerations applicable to the exercise of Common Stock Warrants; (viii) call provisions of such Common Stock Warrants, if any; and (ix) any other terms of the Common Stock Warrants.

  Common Stock Warrant Certificates will be exchangeable for new Common Stock Warrant Certificates of different denominations and Common Stock Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Common Stock Warrants, holders of Common Stock Warrants will not have any of the rights of holders of

Common Stock purchasable upon such exercise, including, without limitation, the right to any dividend payments on the Common Stock purchasable upon such exercise.

  Exercise of Common Stock Warrants. Each Common Stock Warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Common Stock Warrants offered thereby. Common Stock Warrants may be exercised at any time up to the date and time on such date set forth in the applicable Prospectus Supplement. Thereafter, unexercised Common Stock Warrants will become void.

  Common Stock Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Common Stock Warrants. Upon receipt of payment and the Common Stock Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining amount of Common Stock Warrants.

PREFERRED STOCK WARRANTS

  General. Reference is made to the applicable Prospectus Supplement for the terms of Preferred Stock Warrants in respect of which this Prospectus is being delivered, the Preferred Stock Warrant Agreement relating to such Preferred Stock Warrants and the Preferred Stock Warrant Certificates representing such Preferred Stock Warrants, including the following: (i) the designation and terms of the shares of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and the procedures and conditions relating to the exercise of such Preferred Stock Warrants; (ii) the designation and terms of any related shares of Preferred Stock with respect to which such Preferred Stock Warrants are issued and the number of shares of such Preferred Stock, if any, issued with Preferred Stock Warrants; (iii) the date, if any, on and after which such Preferred Stock Warrants and any related shares of Preferred Stock will be separately transferable; (iv) the offering price of such Preferred Stock Warrants, if any; (v) the number of shares of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and the initial price or prices at which such shares may be purchased upon exercise; (vi) the date on which the right to exercise such Preferred Stock Warrants shall commence and the date on which such right shall expire; (vii) a discussion of the material United States federal income tax considerations applicable to the exercise of Preferred Stock Warrants; (viii) call provisions of such Preferred Stock Warrants, if any; and (ix) any other terms of the Preferred Stock Warrants.

  Preferred Stock Warrant Certificates will be exchangeable for new Preferred Stock Warrant Certificates of different denominations and Preferred Stock Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Preferred Stock Warrants, holders of Preferred Stock Warrants will not have any of the rights of holders of Preferred Stock purchasable upon such exercise, including, without limitation, any right to any dividend payments on the Preferred Stock purchasable upon such exercise.

  Exercise of Preferred Stock Warrants. Each Preferred Stock Warrant will entitle the holder to purchase for cash such number of shares of Preferred Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Preferred Stock Warrants offered thereby. Preferred Stock Warrants may be exercised at any time up to the date and time on such date set forth in the applicable Prospectus Supplement. Thereafter, unexercised Preferred Stock Warrants will become void.

  Preferred Stock Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Preferred Stock Warrants. Upon receipt of payment and the Preferred Stock Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Preferred Stock purchasable upon such exercise. If less than all of the Preferred Stock Warrants represented by such Preferred Stock Warrant Certificate are exercised, a new Preferred Stock Warrant Certificate will be issued for the remaining amount of Preferred Stock Warrants.

                             PLAN OF DISTRIBUTION

  The Company may offer and sell the Securities directly to purchasers or to or through underwriters, dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of the Securities in respect of which this Prospectus is delivered will be named in the applicable Prospectus Supplement. The applicable Prospectus Supplement with respect to such Securities will also set forth the terms of the offering of such Securities, including the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The applicable Prospectus Supplement will describe the method of distribution of the Securities.

  If underwriters are used in an offering of Securities, the name of each managing underwriter, if any, and any other underwriters and terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement relating to such offering and the Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters, dealers and agents may be entitled, under agreements which may be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company of certain expenses.

  If a dealer is used in an offering of Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable Prospectus Supplement relating thereto.

  If an agent is used in an offering of Securities, the agent will be named, and the terms of the agency will be set forth, in the applicable Prospectus Supplement relating thereto. Unless otherwise indicated in such applicable Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

  Dealers and agents named in an applicable Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, the Company in the ordinary course of business.

  Offers to purchase Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the applicable Prospectus Supplement relating thereto.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutional investors to purchase Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (ii) if the Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

  In addition, the Securities may be offered and sold by the holders thereof in one or more of the transactions described above, which transactions may be effected at any time and from time to time. Upon any such sale of Securities, the respective holders thereof and any broker, dealer or underwriter participating therewith may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act, and any commissions, discounts or concessions upon such sale, or any profit on the resale of such shares, received thereby in connection with such sale may be deemed to be underwriting commissions or discounts under the Securities Act. The compensation, including commissions, discounts, concessions and other profits, received by any broker, dealer or underwriter in connection with the sale of any of such Securities may be less than or in excess of customary commissions.

  The anticipated date of delivery of Securities will be set forth in the applicable Prospectus Supplement relating to each offering.

  The Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for any of the Securities.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company by Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania, and, as to certain matters of Nevada law, by Peter C. Walsh, Assistant General Counsel of the Company. Mr. Walsh holds options to purchase 134,000 shares of Common Stock.

                                    EXPERTS

  The consolidated balance sheets of Mirage Resorts, Incorporated and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.

  The consolidated statements of income, stockholders' equity and cash flows of Mirage Resorts, Incorporated and subsidiaries for the year ended December 31, 1993, incorporated by reference herein, have been incorporated herein in reliance upon the report of Coopers & Lybrand, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

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 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLE-MENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COM-PANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UN-LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                             PROSPECTUS SUPPLEMENT

The Company................................................................  S-2
Gaming Regulation..........................................................  S-5
Use of Proceeds............................................................  S-6
Capitalization.............................................................  S-7
Selected Financial Data....................................................  S-8
Recent Operating Results...................................................  S-9
Description of Securities.................................................. S-11
Underwriting............................................................... S-16
Notice to Canadian Residents............................................... S-17
Legal Matters.............................................................. S-18
Certain Forward-Looking Statements......................................... S-18

                                  PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    4
Description of Preferred Stock.............................................   12
Description of Depositary Shares...........................................   15
Description of Warrants....................................................   18
Plan of Distribution.......................................................   21
Legal Matters..............................................................   22
Experts....................................................................   22

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                         MIRAGE RESORTS, INCORPORATED

                                 $150,000,000
                                    % Notes
                               Due       , 2007

                                 $100,000,000
                                  % Debentures
                               Due       , 2017


                             PROSPECTUS SUPPLEMENT

                          CREDIT SUISSE FIRST BOSTON

                             GOLDMAN, SACHS & CO.

                         BANCAMERICA SECURITIES, INC.

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